Exhibit 2.6

WESTERNZAGROS RESOURCES LTD.

INFORMATION CIRCULAR

April 14, 2014

THIS INFORMATION CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF WESTERNZAGROS RESOURCES LTD. (the “Corporation” or “WesternZagros”) for use at the annual and special meeting (the “Meeting”) of the holders (“Shareholders”) of common shares (“Common Shares”) of the Corporation to be held on June 4, 2014 at 3:30 p.m. (Calgary time) at the place and for the purposes set out in the accompanying Notice of Meeting. As a Shareholder you are cordially invited to be present at the Meeting. To ensure that you will be represented at the Meeting in the event that you are a registered Shareholder and unable to attend personally, you are requested to date, complete and sign the accompanying form of proxy enclosed herewith and return the same to Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1. If you are an unregistered Shareholder and receive these materials through your broker or through another intermediary, please complete and return the form of proxy in accordance with the instructions provided therein.

The solicitation of proxies is intended to be primarily by mail but may also be made by telephone, facsimile transmission or other electronic means of communication or in person by the directors, officers and employees of the Corporation. The cost of such solicitation will be borne by the Corporation.

Except where otherwise stated, the information contained herein is given as of April 14, 2014.

GENERAL

Appointment and Revocation of Proxies

The individuals named in the accompanying form of proxy are officers and/or directors of the Corporation. A Shareholder wishing to appoint some other person (who need not be a Shareholder) to represent such Shareholder at the Meeting has the right to do so, either by inserting such person’s name in the blank space provided in the form of proxy or by completing another form of proxy. Such a Shareholder should notify the nominee of the appointment, obtain the nominee’s consent to act as proxy and instruct the nominee on how such holder’s Common Shares are to be voted. In any case, the form of proxy should be dated and executed by the Shareholder or the Shareholder’s attorney authorized in writing, or if the Shareholder is a corporation, under its corporate seal, or by an officer or attorney thereof duly authorized.

A proxy will not be valid for the Meeting or any adjournment thereof unless the completed form of proxy is delivered to Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, not later than 48 hours (excluding Saturdays, Sundays and statutory holidays) prior to the commencement of the Meeting or any adjournment thereof.

In addition to revocation in any other manner permitted by law, a Shareholder who has given a proxy may revoke it at any time before it is exercised, by instrument in writing executed by the Shareholder or by the Shareholder’s attorney authorized in writing and deposited either at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof.

Voting of Proxies

The persons named in the enclosed form of proxy have indicated their willingness to represent, as proxyholders, the Shareholders who appoint them. Each Shareholder may instruct its proxyholder how to vote such holder’s Common Shares by completing the blanks in the form of proxy.

Common Shares represented by properly executed proxies in favour of the persons designated in the enclosed form of proxy will be voted or withheld from voting on any poll in accordance with the instructions made on the form of proxy and, if a Shareholder specifies a choice as to any matters to be acted on, such holder’s Common Shares shall be voted accordingly. In the absence of such instructions, such Common Shares will be voted in favour of all matters identified in the Notice of Meeting accompanying this Information Circular.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments and variations to matters identified in the Notice of Meeting and with respect to any other matters which may properly come before the Meeting. At the time of printing this Information Circular, the management of the Corporation knew of no such amendments, variations or other matters to come before the Meeting.

Advice to Beneficial Holders of Common Shares

The information set forth in this section is of significant importance to many Shareholders, as a substantial number of Shareholders do not own Common Shares in their own name. Shareholders who do not hold their Common Shares in their own name (referred to in this Information Circular as “Beneficial Shareholders”) should note that only proxies deposited by Shareholders whose names appear on the records of the Corporation as the registered Shareholders can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Common Shares will not be registered in the Shareholder’s name on the records of the Corporation. Such Common Shares will more likely be registered under the name of the Shareholder’s broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Inc., which acts as nominee for many Canadian brokerage firms). Common Shares held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting the Common Shares for the broker’s clients. Therefore, Beneficial Shareholders should ensure that instructions respecting the voting of their Common Shares are communicated to the appropriate person.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of Shareholder meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. The form of proxy supplied to a Beneficial Shareholder by its broker (or the agent of that broker) is similar to the form of proxy provided to registered Shareholders by the Corporation. However, its purpose is limited to instructing the registered Shareholder (the broker or agent of the broker) on how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Services, Inc. (“Broadridge”). Broadridge typically mails a scanable voting instruction form in lieu of the form of proxy. The Beneficial Shareholder is requested to complete and return the voting instruction form to them by mail or facsimile. Alternatively, the Beneficial Shareholder can call a toll-free telephone number or visit www.proxyvote.com to vote the Common Shares held by the Beneficial Shareholder. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A Beneficial Shareholder receiving a voting instruction form cannot use that voting instruction form to vote Common Shares directly at the Meeting as the voting instruction form must be returned as directed by Broadridge well in advance of the Meeting in order to have the Common Shares voted.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his or her broker (or agent of the broker), a Beneficial Shareholder may attend at the Meeting as proxyholder for the registered Shareholder and vote the Common Shares in that capacity. Beneficial Shareholders who wish to attend at the Meeting and indirectly vote their Common Shares as proxyholder for the registered Shareholder should enter their own name in the blank space on the form of proxy provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.

Voting Shares and Principal Holders Thereof

The Board of Directors of the Corporation (the “Board”) has set the close of business on April 25, 2014 as the record date for the Meeting. Shareholders at the close of business on April 25, 2014 are entitled to receive notice of the Meeting and to vote thereat or at any adjournments thereof on the basis of one vote for each Common Share held, except to the extent that: (i) the Shareholder has transferred the ownership of any of the holder’s Common Shares after that date; and (ii) the transferee of those Common Shares produces properly endorsed share certificates, or otherwise establishes that such transferee owns the Common Shares, and demands at any time before the Meeting that the transferee’s name be included in the list of persons entitled to vote at the Meeting, in which case the transferee will be entitled to vote such Common Shares at the Meeting or any adjournment thereof.

As of April 14, 2014, a total of 475,099,146 Common Shares were issued and outstanding as fully paid and non-assessable.

To the knowledge of the directors and executive officers of the Corporation, no person, firm or company beneficially owns, directly or indirectly, or controls or directs, Common Shares carrying 10 percent or more of the voting rights attached to all of the Common Shares, except as set forth below:

Name	Voting Securities Held	Percentage of Voting Securities Held
Crest Energy International LLC	93,998,437 Common Shares(1)	19.8%
Paulson & Co. Inc.(2)	52,684,600 Common Shares(3)	11.1%

Notes:

(1)	Crest Energy International LLC (“Crest”) also holds $19,800,000 principal amount of 4.00% convertible senior unsecured notes of the Corporation which are convertible into an additional 13,655,172 Common Shares at $1.45 per share, subject to certain adjustments and restrictions.
(2)	The beneficial ownership of these Common Shares is not known by the Corporation. Information as to these holdings has been taken from alternative monthly reports filed pursuant to NI 62-103.
(3)	Investment funds managed by Paulson & Co. Inc. also hold $70,000,000 principal amount of 4.00% convertible senior unsecured notes of the Corporation which are convertible into an additional 48,275,862 Common Shares at $1.45 per share, subject to certain adjustments and restrictions.

ANNUAL AND SPECIAL BUSINESS OF THE MEETING

Receipt of the Financial Statements and Auditors’ Report

The financial statements of the Corporation for the year ended December 31, 2013 and the auditors’ report thereon will be placed before the Shareholders at the Meeting.

Under National Instrument 51-102 - Continuous Disclosure Obligations, a person or corporation who in the future wishes to receive interim financial statements from the Corporation must deliver a written request for such material to the Corporation, together with a signed statement that the person or corporation is the owner of securities (other than debt instruments) of the Corporation. Shareholders who wish to receive interim financial statements are encouraged to send the enclosed return card, together with the completed form of proxy to Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1.

Copies of the Corporation’s annual and interim financial statements are also available on SEDAR at www.sedar.com.

Election of Directors

The Board presently consists of eight directors and it is proposed that eight directors be elected at the Meeting. All directors elected at the Meeting will hold office until the close of the next annual meeting of Shareholders following their election, until a successor is elected or appointed, or until the director vacates the office of director.

Except where authority to vote on the election of directors is withheld, the persons named in the enclosed form of proxy, if named, intend to vote FOR the election of the eight nominees whose names are set forth below. If, due to circumstances not at present foreseen, any of the persons named below should not be available for election, it is intended that the persons named in the enclosed form of proxy will vote FOR such other person or persons as the Board may recommend.

The following table sets forth, for all persons proposed to be nominated for election as directors, all positions and offices with the Corporation now held by them, their present principal occupations or employment and the number of

Common Shares and stock options (“Options”) to purchase Common Shares pursuant to the Corporation’s stock option plan (the “Option Plan”) beneficially owned, directly or indirectly, by each of them, or over which they exercise control or direction, as of April 14, 2014.

Nominee for Election as Director	Office Held with WesternZagros	Director Since	Common Shares Owned(1)	Options Owned	Present Principal Occupation
David J. Boone(2)(3) Alberta, Canada	Director	2007	100,000	1,096,000	Independent businessman.
Fred J. Dyment(2)(5) Alberta, Canada	Director and Chairman	2007	392,987	1,644,000	Independent businessman.
John Frangos(3)(5) Alberta, Canada	Director	2007	10,842,185	1,346,000	Independent businessman.
M. Simon Hatfield Alberta, Canada	Director and Chief Executive Officer	2007	661,455	3,980,000	Chief Executive Officer of WesternZagros.
James C. Houck(3)(4) Alberta, Canada	Director	2007	372,962	1,096,000	Independent businessman.
Randall Oliphant(2)(4) Ontario, Canada	Director	2007	420,526	1,110,000	Executive Chairman of New Gold Inc. (“New Gold”), a public mining company.
John M. Howland Colorado, United States	Director	2013	Nil(6)	Nil	President of Crest Investment Company, an affiliate of Crest.
William Wallace(4)(5) Colorado, United States	Director	2008	55,000	1,096,000	Independent businessman.

Notes:

(1)	Includes all Common Shares held by the spouse and children of such individuals or corporations controlled by them.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Governance Committee.
(5)	Member of the Health, Safety, Environment and Security Committee.
(6)	Mr. Howland is an executive officer of Crest which owns 93,998,437 Common Shares of the Corporation and $19,800,000 principal amount of 4.00% convertible senior unsecured notes of the Corporation. Mr. Howland has been nominated for election as a director of the Corporation pursuant to the terms of an Investment Agreement entered into as of March 10, 2013, between the Corporation and Crest.

Cease Trade Orders and Bankruptcies

To the knowledge of management of WesternZagros, none of the proposed directors is, as of the date of this Information Circular, or has been, within 10 years before the date of this Information Circular: (a) a director, chief executive officer or chief financial officer of any company (including WesternZagros) that (i) was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days (an “order”) that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer, or (ii) was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (b) a director or executive officer of any company (including WesternZagros) that, while the proposed director was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to its own bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Personal Bankruptcies

To the knowledge of management of WesternZagros, none of the proposed directors has, within 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

Penalties or Sanctions

To the knowledge of management of WesternZagros, none of the proposed directors has been subject to: (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable Shareholder in deciding whether to vote for a proposed director.

Appointment of Auditors

At the Meeting, Shareholders will be asked to pass a resolution appointing PricewaterhouseCoopers LLP, Chartered Accountants, as auditors of the Corporation until the next annual meeting of Shareholders, at such remuneration as may be approved by the Audit Committee. PricewaterhouseCoopers LLP has been the auditors of the Corporation since its incorporation in August 2007.

The following summarizes the total fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2013 and 2012:

	2013 (Cdn$)	2012 (Cdn$)
Audit fees	$134,800	$120,000
Audit-related fees	$45,560	$61,020
Tax fees	—	—
All other fees	$410,900	$435,000
Total	$591,260	$616,020

Audit fees were paid for professional services rendered by the auditors for the audit of the Corporation’s annual financial statements and services provided in connection with statutory and regulatory filings. Audit-related fees were paid for professional services rendered by the auditors for review of the Corporation’s interim financial statements and valuation specialist work in regards to the convertible notes issued by the Corporation. All other fees paid to the auditors during 2013 related to services provided in connection with the Corporation analyzing and considering the possibility of admittance to the Official List of the London Stock Exchange and to financings during the year.

Annual Approval of Stock Option Plan

Background

Pursuant to the TSX Venture Exchange (“TSXV”) Policy 4.4 (the “TSXV Policy”) of the TSXV Corporate Finance Manual, the Corporation is permitted to maintain a rolling stock option plan reserving a percentage of the issued and outstanding Common Shares for issuance pursuant to Options. In accordance with the TSXV Policy, rolling option stock plans must receive Shareholder approval yearly at an annual meeting. The Option Plan was previously approved by Shareholders at the 2013 annual meeting of Shareholders. The Corporation is not proposing any changes to the existing Option Plan. Shareholder approval is being sought only to comply with the TSXV Policy. For a description of the Option Plan, see “Equity Plan Compensation”. A copy of the Option Plan was filed on October 30, 2007 and is available for review on SEDAR at www.sedar.com. A copy of the Option Plan may also be obtained upon request by contacting the Corporation at Suite 600, Ernst & Young Tower, 440 Second Avenue S.W., Calgary, Alberta, T2P 5E9, telephone: (403) 693-7001.

As of April 14, 2014, a total of 26,021,682 Options to purchase Common Shares pursuant to the Option Plan are outstanding.

Approval Required

At the Meeting, Shareholders will be asked to consider and, if deemed advisable, approve the following ordinary resolution to approve the Option Plan:

“BE IT RESOLVED THAT:

1.	The Corporation’s existing stock option plan is hereby approved; and

2.	Any one officer or director of the Corporation is hereby authorized to execute and deliver all such documents and to do all such acts and things as may be deemed advisable in such individual’s discretion for the purpose of giving effect to this resolution.”

In order for the foregoing resolution to be passed, it must be approved by a simple majority of the votes cast at the Meeting by Shareholders who vote in person or by proxy at the Meeting. The persons named in the enclosed form of proxy, if named, intend to vote FOR the approval of the Option Plan.

Other Business

Management is not aware of any matter to come before the Meeting other than the matters referred to in the Notice of the Meeting. However, if any other matter properly comes before the Meeting, the accompanying form of proxy confers discretionary authority to vote with respect to amendments or variations to matters identified in the Notice of the Meeting and with respect to other matters that properly may come before the Meeting.

EXECUTIVE COMPENSATION AND REMUNERATION OF DIRECTORS

Compensation Discussion and Analysis

Introduction

The purpose of this Compensation Discussion and Analysis is to provide information about the Corporation’s philosophy, objectives and processes regarding compensation for the executive officers of the Corporation.

To assist the Board in fulfilling its oversight responsibilities with respect to human resource and compensation matters and development and succession planning for officer and other senior management positions, the Board has established a compensation committee comprised of three independent directors (the “Compensation Committee”) to (a) make recommendations to the Board with respect to the salary and other remuneration to be awarded to the Chief Executive Officer, (b) in consultation with the Chief Executive Officer, review the appointment of and approve the compensation and other remuneration for officers and other senior management, (c) review succession plans for key management positions and review the performance and development of the Chief Executive Officer and other officers and senior management, (d) conduct periodic reviews of the amount and form of the directors’ compensation and make recommendations in respect thereof to the Board and (e) in consultation with the Chief Executive Officer, make recommendations to the Board in respect of all other compensation principles or policy matters, with responsibility for developing these programs, including the annual budget for base salaries, long-term incentives such as stock option plans and other benefits, as well as retention policies and programs. For most matters, the determinations of the Compensation Committee are subject to the review and approval of the Board. It is also part of the Compensation Committee’s mandate to review and recommend to the Board for approval this statement of executive compensation.

For the year ending December 31, 2013, the Corporation had the following three executive officers (the “Named Executive Officers”) and no other executive officers or individuals acting in a similar capacity:

M. Simon Hatfield	Chief Executive Officer (“CEO”)

Gregory C. Stevenson	Chief Financial Officer (“CFO”)

Michael Mossman	Senior Vice President, Engineering and Operations (“Senior VP Operations”)

Compensation Philosophy and Objectives of Compensation Programs

WesternZagros’s compensation philosophy is aligned with its business strategy and objectives as a junior international oil and gas exploration corporation in the early stages of developing production. Salaries and benefits are intended to provide a base of secure compensation and be competitive with other exploration and production companies in the markets in which WesternZagros competes for employees while short-term and long-term incentive compensation is provided to reward performance that contributes to the achievement of the Corporation’s strategy on a short term (annual) and long term basis, respectively, and the creation of Shareholder value. The Corporation strives to maintain compensation programs that attract and retain committed, highly qualified personnel by providing competitive salaries and benefits as well as incentives that align the interests of officers and other employees with those of the Shareholders.

The Corporation’s regular compensation program is comprised of four elements:

•	Base salary;

•	Short-term incentive compensation through cash bonuses;

•	Long-term equity-based compensation through Options awarded under the Option Plan; and

•	Benefits.

The Corporation pays base salary in order to provide officers with sufficient income that reflects their executive position and level of responsibility while also reflecting salary norms in the sector and the general marketplace. The Corporation’s view is that a competitive base salary is a necessary element for attracting and retaining qualified executive officers, as it creates a meaningful incentive for individuals to remain at WesternZagros and not be unreasonably susceptible to recruiting efforts by the Corporation’s competitors. The Compensation Committee believes that the Corporation’s base salaries achieve a balance between being competitive enough to attract and retain employees without being excessive or out-of-step with market realities.

The Corporation also has a short-term incentive compensation element for all employees through the payment of discretionary cash bonuses. This element is intended to reward all employees for achieving key corporate objectives on an annual basis, as well as providing an additional pay-at-risk component. Long-term equity-based compensation is an element of the Corporation’s compensation program because it also provides a pay-at-risk component to compensation, rewards long-term performance by allowing officers to participate in the market appreciation of the Common Shares over an extended period and encourages executive retention through time-based vesting of awards. In addition, the Corporation believes that long-term incentive compensation encourages a sense of ownership of the Corporation and serves to align the interests of employees with those of Shareholders. Both short-term incentive compensation and long-term equity-based compensation are also required in order for the Corporation to be competitive from a total remuneration standpoint.

The Corporation provides a traditional employee benefits plan consisting of health and dental care and various forms of life and disability insurances. The Named Executive Officers participate in the same benefits as are offered to all full-time employees. As with the other elements of the compensation program, the Corporation provides benefits to attract, motivate and retain individuals in a competitive environment.

From time to time, the Compensation Committee may also consider other retention policies and programs taking into consideration the competitive and business environment both in Calgary and in Kurdistan, as well as the stage of the business in respect of transition of operatorship, transition from exploration to development activities and other factors.

Determining Compensation

As indicated above, the Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to compensation matters. The Compensation Committee operates under a written mandate adopted by the Board. The Compensation Committee is comprised of the following directors: Messrs. Boone (Chair), Frangos and Houck. Each member of the Compensation Committee is an independent director as such term is defined by National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) and all members of the Compensation Committee have direct experience in compensation and other human resource areas in the oil and gas industry and the Calgary marketplace that is relevant to their responsibilities as members of the Compensation Committee through their tenure in executive roles in the energy sector, as well as other sectors. The following is a brief description of such experience for each Compensation Committee member:

David J. Boone (Chair)

Mr. Boone has broad Canadian and international energy experience in the upstream industry. He served as the President and Chief Executive Officer of Barrick Energy from 2008 to 2013. Mr Boone’s other prior positions include President of Escavar Energy, a private oil and gas company, President, Offshore and International Operations for EnCana Corporation and Executive Vice-President and Chief Operating Officer of PanCanadian Energy.

John Frangos

Mr. Frangos has over 45 years of experience in the resources industry with a variety of executive positions, as well as being a member of the board of directors of three different companies. Most recently, Mr. Frangos was a co-founder of Western Oil Sands Inc., a public oil and gas company, and served as its Executive Vice President and Chief Operating Officer. Prior to forming Western, he was employed with BHP Billiton and predecessor corporations for 28 years and was Vice-President, International Business Development for BHP Billiton’s Minerals Business Unit.

James C. Houck

Mr. Houck served as the President and Chief Executive Officer of The Churchill Corporation, a public diversified construction company, from January 2009 to July 2012. He has also served as President and Chief Executive Officer of Western Oil Sands Inc., a public oil and gas company, President of Texaco Development Corporation and President of Worldwide Power and Gasification Inc. (both part of ChevronTexaco Inc.), in addition to other senior level positions in global gas and power, business development, production operations, research and development and strategic planning. Mr. Houck also sits on the board of directors of ARC Resources Ltd., a public oil and gas company.

Compensation for the Corporation’s executive officers is recommended by the CEO and then reviewed by the Compensation Committee. Recommendations are then made by the Compensation Committee to the Board for the Board’s ultimate approval. In making recommendations, the CEO reviews compensation data in the oil and gas sector compiled by third party providers, as well as other more subjective factors such as overall corporate performance, individual level of responsibility, importance to the Corporation and the degree to which an officer’s contribution will be critical to the Corporation’s success in the near and long term. The Compensation Committee then reviews and discusses these recommendations, including review of comparative data, and determines what recommendations to make to the Board. Although discussions between the CEO and members of the Compensation Committee are customary during this process, certain deliberations of the Compensation Committee and all final determinations by both the Compensation Committee and the Board regarding executive compensation are conducted during in camera sessions in the absence of any members of management. The Board also approves compensation for the directors of the Corporation in the form of fees and long term equity incentives based upon recommendations made by the Compensation Committee.

Use of Compensation Consultants

From time to time, the Compensation Committee utilizes compensation data from independent compensation consultants in the form of industry compensation surveys and consults with independent compensation consultants on both a formal and informal basis. In 2012 and 2013, the Compensation Committee consulted with Mercer (Canada) Limited (“Mercer”) in order to obtain information, analyses and recommendations with respect to the appropriate peer group to be used in determining targeted total direct compensation and base salaries for the Corporation’s executive management team, including the Named Executive Officers. In 2013, Mercer also provided information and analyses with respect to the terms of the employment agreements for the Corporation’s executive management team. Industry surveys have also been purchased from Mercer and others which have been utilized for determining employee compensation throughout the organization.

The following summarizes the total fees billed by Mercer for the years ended December 31, 2013 and 2012:

	2013 (Cdn$)		2012 (Cdn$)
Executive compensation related fees (1)		$32,900	$24,080
All other fees	$	Nil	Nil
Total		$32,900	$24,080

Note:

(1)	Executive compensation related fees were paid for receipt of industry compensation surveys and consulting services provided to the Compensation Committee with respect to peer group selection and employment agreement matters.

Neither the Board nor the Compensation Committee is required to pre-approve other services that are provided by Mercer to the Corporation at the request of management. No services have been provided by Mercer to the Corporation or members of management other than the compensation services described above. No services have been provided by Mercer to the directors of the Corporation other than the services described above or services provided to them in their capacity as directors or officers of other issuers.

Base Salaries

The policy of the Compensation Committee is to review base salaries for all employees, including the Named Executive Officers, on an annual basis. Base salary is intended to reflect an employee’s position within the corporate structure, his or her years of experience and level of responsibility and salary norms in the sector and the general marketplace. It is intended to compensate the Named Executive Officers for core competencies in the executive role relative to skills, experience and contribution to the Corporation. As such, decisions with respect to base salary levels for executive officers are not based on objective identifiable performance measures but for the most part are determined by reference to competitive market information for similar roles and levels of responsibility, as well as more subjective factors such as leadership, accountability, industry experience and contribution. The Compensation Committee targets the base salary for all employees, including executives, at approximately the 50th percentile level of peer group salaries comparable to his or her position over time as the individual reaches a fully qualified level, having regard to these other more subjective factors which may result in any particular employee’s salary being higher or lower than the 50th percentile level. The Compensation Committee believes that while salaries should be competitive, they are only one component of a broader approach to providing motivation for sustained performance.

In December 2012, the Compensation Committee completed a review of the base salaries of the Named Executive Officers and, as a result thereof, recommended to the Board for its approval an increase in base salary for 2013 of 3.5% for the Senior VP, Operations and Engineering, 6.7% for the CFO and 4.6% for the CEO, which were approved by the Board. In recommending the 2013 base salaries for the Named Executive Officers for approval to the Board, the Compensation Committee considered recommendations made to the Compensation Committee by the CEO and the average percentage increases to base salaries expected in the Calgary marketplace in 2013 of approximately 3.5% to 4% based on generally available third party information and informal consultation with independent compensation consultants. In addition, earlier in the year in connection with establishing 2012 compensation, the Compensation Committee had consulted with Mercer and management in order to obtain recommendations with respect to the appropriate peer group to be to be utilized for establishing compensation targets for the Corporation’s employees, including the Named Executive Officers and executive management team. As a result of this review, the Compensation Committee had determined to utilize an international peer group in respect of 2012 base salaries and targeted total direct compensation for the CEO and CFO. This peer group was comprised of international exploration and production companies with production levels of less than 15,000 barrels per day and a market capitalization in the range of $100 million to $700 million. In recommending the 2013 base salaries for the Named Executive Officers for approval to the Board, the Compensation Committee used this same international peer group again with some modifications in composition (the “2013 Peer Group”) for targeting the 2013 compensation of senior management, including the Named Executive Officers. The 2013 Peer Group is set forth in Schedule “B” to this Information Circular. Consequently, the Compensation Committee recommended that the base salaries of the CEO and the CFO be further increased from the general 3.5% to 4% increase for employees to bring them closer in line with the 50th percentile of the 2013 Peer Group for their respective positions.

Short Term Incentives

In 2011, the Board, on recommendation from the Compensation Committee, approved the addition of a short-term incentive compensation element for all employees through the payment of discretionary cash bonuses intended to reward them for achieving key corporate objectives on an annual basis, as well as providing an additional pay-at-risk component.

The target percentage of base salary for the payment of bonuses for each member of the executive management team is approved by the Compensation Committee. The target percentages for the executive management team, including the Named Executive Officers, were previously set in 2012 and for the Named Executive Officers were set at 60% of base salary for the CEO and 45% of base salary for each of the CFO and Senior VP Operations. In recommending to the Board the level of discretionary cash bonus to be targeted for corporate performance in 2013 for each of the Named Executive Officers, the Compensation Committee confirmed that these targets remained comparable to the 50th percentile level of peer group short term incentive compensation taken from the 2013 Peer Group. The actual level of bonus payments recommended to be paid to the Named Executive Officers in respect of these targets was in turn based upon the Compensation Committee’s assessment of corporate performance. For the 2013 discretionary cash bonus program, the Compensation Committee and management implemented a set of corporate performance objectives to provide a general context for this assessment of corporate performance. The corporate performance objectives were a mix of quantitative and qualitative goals and included target and stretch objectives approved by the Compensation Committee and the Board which were given priority weightings based upon their relative importance to the Corporation and their linkage to the Corporation’s overall business plan. Each of the five performance objective categories was rated at the end of the year based on the actual results achieved to provide an overall score from 0% to 150% which was then considered in determining the actual bonus levels for the executive officers. The Compensation Committee believes that the balanced scorecard process which has been implemented and the diversified mix of performance metrics adds a quantitative process for fairness and consistency while still enabling the Compensation Committee to apply a final qualitative review in its assessment of corporate performance in order to ensure that the leadership and professional development of the Named Executive Officers and other employees of the Corporation embodies the core values of the Corporation and is linked to the Corporation’s overall business plan and permits the Compensation Committee to recognize any unanticipated challenges the Corporation faces in a given year. The overall corporate score recommended by the Compensation Committee and approved by the Board for 2013 was 85% as detailed below.

2013 Performance Objectives	2013 Score (overall/ weighted)	Comments

Health Safety, Environment & Security

(20% weighting):

Performance was measured against indicators typical for the industry including lost time injury frequency, total recordable injury frequency, environmental incidents and vehicle accident rate. In addition, continuous improvement of the Corporation’s security team was a qualitative objective.

	125%/25%	The Corporation continued its strong HSE&S record meeting all of its target goals and exceeding some. Notably in 2013, the Corporation had no high impact vehicle accidents for the entire year and achieved a combined total of 3.73 million person hours (975 days) without a lost time incident (LTI) in June. While the Corporation did experience subsequent LTIs, both its LTI frequency of 0.25 and its total recordable injury frequency of 0.68 were within its target goals and below the Canadian industry average. In addition, the Corporation continued to provide the necessary training to its security staff and improve capabilities in assessing both local and geopolitical risks.

Exploration & Appraisal (20% weighting):

Quantitative objectives included contingent resource additions, prospective resource additions, Mil Qasim (Upper Bakhtiari) aggregate testing, Kurdamir aggregate testing, Hasira aggregate testing and Baram aggregate testing.

	50%/10%	While the Corporation’s 2013 drilling program again confirmed that the Kurdamir Discovery contains estimated gross contingent resources (mean estimate) of almost one billion barrels of oil equivalent, the Corporation was unable to meet its target goals for 2013 of adding an aggregate 100 million barrels of oil equivalent of both new contingent and new prospective resources (mean estimate) on either the Kurdamir or Garmian block. In addition, the aggregate test rates at Mil Qasim (Upper Bakhtiari), Kurdamir and Baram fell short of the individual target goals for these wells, while testing at the Hasira well still remained to be completed at the time of the Compensation Committee’s assessment.

2013 Performance Objectives	2013 Score (overall/ weighted)	Comments

Project Execution (20% weighting):

These objectives were mainly qualitative in nature and related to ensuring that 2013 projects were executed to meet objectives, timelines and cost targets and completing necessary planning and procurement for future wells.

	55%/11%	The drilling of the Mil Qasim wells, the 2D and 3D seismic programs on the Garmian black, the 3D seismic program on the Kurdamir block and the drilling and initial testing of the Kurdamir-3 well were all successfully completed on time and on budget. However, operational difficulties resulted in delays at Hasira-1 and Baram-1. At the time of the Compensation Committee’s assessment, the Corporation was on track with the necessary planning and procurement for its planned 2014 work program.

Leadership, People and Organization (20% weighting):

These objectives were mainly qualitative in nature and related to maintaining and building the necessary foundation services to support the Corporation’s business plan, development of the Corporation’s staffing plan and recruitment of high quality staff as per such plan.

	145%/29%	In 2013, the Corporation was successful in recruiting a Vice President, Human Resources based in Calgary and adding human resources support in Kurdistan. In addition, it was successful in filling all key positions required for the significant operations which the Corporation conducted on the Garmian Block in 2013, including 2D and 3D seismic programs and drilling at Mil Qasim (Upper Bakhtiari), Hasira and Baram.

Stakeholder Relations (20% weighting):

Quantitative objectives included share performance, successful financing(s) and increasing analyst coverage while qualitative measures included positive effective shareholder relations and positive effective joint venture and government relations.

	50%/10%	The Corporation met its stretch financing goal by raising gross proceeds of approximately $180 million through the issuance of approximately $80 million in equity and $100 million aggregate principal amount of convertible notes. In addition, the Corporation met its target goal for increased analyst coverage. However, the Corporation failed to meet its target share performance goal as a result of placing in the second half of its peer group for total shareholder return and it did not meet its goal of achieving a listing on the London Stock Exchange in 2013. The Corporation was successful in continuing to meet its commitments under its production sharing contracts and maintaining positive effective relations with the Kurdistan Regional Government and its joint venturers.

Total weighted 2013 Score	85%

As a result thereof, the Compensation Committee recommended to the Board for its approval the following discretionary cash bonuses to the Named Executive Officers equal to 85% of their targeted bonus amounts, which bonuses were approved for payment by the Board and were paid as to approximately 50% on December 31, 2013 and as to approximately 50% on March 31, 2014.

	Discretionary Bonus Amount (Cdn$)	Percentage of 2013 Base Salary
CEO	173,400	51.00%
CFO	91,800	38.25%
Senior VP Operations	110,160	38.25%

Long-Term Incentives

The Corporation believes that long-term performance and increases in Shareholder value are achieved through an ownership culture that encourages performance by all employees, including executives, through the use of stock option grants as long-term incentives. Accordingly, the Corporation has established the Option Plan to provide employees, including the Named Executive Officers, with incentives to help align those employees’ interests with the performance of the Corporation as reflected in its Common Share price. For a description of the Option Plan, see “Equity Plan Compensation”.

The general aim of the Corporation is to provide a grant of Options to all employees, including executives, on an annual basis that together with an employee’s annual base salary and annual short-term incentive compensation targets an employee’s total direct compensation at approximately the 50th percentile level of peer group total direct compensation comparable to his or her position. For the Named Executive Officers this is based on the 2013 Peer Group as described above. Despite this general aim it should be noted that the Compensation Committee and the Board may use their informed judgment and discretion to increase any compensation awards they deem appropriate in order to recognize extraordinary individual performance which could result in the 50th percentile target being exceeded. Likewise, the Compensation Committee and the Board may use their informed judgment and discretion to decrease any compensation awards if unexpected circumstances arise during the year which would make the targeted compensation inappropriate in such circumstances.

A general grant of options was made to all employees in January 2013. In accordance with the foregoing compensation philosophy, the number of Options recommended by the Compensation Committee to be granted to each of the Named Executive Officers in 2013 was determined by taking the Named Executive Officer’s targeted total direct compensation for 2012 and deducting his 2012 base salary and targeted bonus as detailed below.

	2012 Targeted Total Direct Compensation (Cdn$)		2012 Base Salary + Targeted Bonus (Cdn$)	Value of Options Granted (Cdn$)(1)	Number of Options Granted
CEO	872,000		520,000	352,000	800,000
CFO	502,250		326,250	176,000	400,000
Senior VP Operations	279,480	(2)	235,480	44,000	100,000	(3)

(1)	The number of options to be granted was determined through use of the Black-Scholes methodology to calculate option value, including a cap on volatility of 50%. This resulted in a value of $0.44 per option.
(2)	The 2012 Targeted Total Direct Compensation was prorated for the Senior VP Operations to reflect his start date of June 1, 2012.
(3)	Does not include an additional 100,000 options which were approved for issuance to Mr. Mossman in November 2012 in connection with his promotion to Senior VP Operations but which were not able to be granted until 2013 due to the Corporation being in a black-out period.

For purposes of valuing the Options granted to employees and assessing his or her total direct compensation a Black-Scholes model is utilized. The key assumptions of this valuation include current market price of the stock, exercise price of the option, option term, risk-free interest rate, dividend yield of stock and volatility of stock return. This methodology is consistent with the accounting fair value used by the Corporation in its financial statements except that the Corporation caps the volatility assumption used at 50% for compensation purposes whereas no such cap is used in determining the accounting fair value used by the Corporation in its financial statements. The use of the capped volatility assumption results in a lower value being given to the Options and, consequently, a higher number of Options being granted than if the accounting fair value was used. However, the Corporation believes that use of the capped volatility assumption results in a value which more accurately reflects the intrinsic value of the Options granted.

Benefits

WesternZagros’s benefits program consists of health and dental care and various forms of life and disability insurances consistent with industry norms. The Corporation does not have a pension plan or other retirement plan. The benefits are reviewed periodically to determine if they are appropriate and no material changes were made to the program in 2013.

Severance and Change of Control Agreements

The Corporation entered into executive employment agreements with each of the Named Executive Officers when they were first hired by the Corporation. For the CEO and CFO, this was in the fall of 2007. In June 2012, the Corporation entered into an executive employment agreement with the Senior VP Operations consistent with the then existing agreement with the CFO. Following this, the Compensation Committee began a review of the terms of the existing employment agreements to ensure consistency with current market practices given the length of time which had passed since the agreements had first been put in place with the CEO and CFO, the fact that both the CEO and CFO had been promoted since first being hired, the desire to extend executive employment agreements to other members of the executive management team and the desire for there to be consistency in the form of agreement as among all of the executive management team, including the Named Executive Officers. As part of this review, Mercer was consulted to review the existing agreements and to provide feedback on current industry agreements, as well as peer practices among other international oil and gas companies, including a number in the 2013 Peer Group. Based upon its review and the data and analysis provided by Mercer, in the fall of 2013, the Compensation Committee recommended for approval to the Board, and the Board approved, executive employment agreements for all of the full-time employees comprising the executive management team, including amended agreements for the Named Executive Officers. The material amendments to the agreements for the Named Executive Officers which were approved by the Board related to certain of the elements utilized to calculate the severance payments for such officers following a termination by the Corporation without cause or a termination following a change of control of the Corporation. Essentially, the number of months of salary and bonus used to calculate the payment was increased from 18 months to 24 months in the case of the CEO and from 12 months to 18 months in the case of the CFO and Senior VP Operations. The Compensation Committee believes that these agreements allow the Corporation to remain competitive with other companies within the oil and gas industry in attracting and retaining executive officers and other senior management. A summary of how the severance payments are calculated under the amended agreements for the Named Executive Officers, including a description of the triggers that activate payment, are included in the section “Termination and Change of Control Benefits”.

Risk Assessment

The Board, as a whole, with the assistance from individual committees, is responsible for consideration of the principal risks inherent in the Corporation’s business and activities and how such risks are being managed. To date, neither the Compensation Committee nor the Board as a whole, has completed a formal review of the risks associated with the Corporation’s compensation policies and practices. However, the Compensation Committee has discussed the implications of the Corporation’s compensation policies and practices and has not identified any risks arising from such policies and practices which are likely to have a material adverse effect on the Corporation and does not believe that such policies and practices encourage the Named Executive Officers or other employees to take inappropriate or excessive risks based on the following:

•	the Corporation encourages and supports through its policies, practices and management systems a strong culture of integrity, ethical decision making, teamwork and risk management which is designed to align the interests of employees with those of the Corporation and its Shareholders and is embodied by the Corporation’s Code of Ethics and Business Conduct (see “Corporate Governance - Ethical Business Conduct”); employees are aware that their behaviours will be factored into discretionary incentive award recommendations;

•	the Corporation’s compensation policies and practices are structured the same throughout the organization for all employees, including the Named Executive Officers;

•	the Corporation’s long term incentive component uses Option awards which vest over several years thereby mitigating short-term risk taking potential;

•	although the short-term discretionary cash bonus program rewards the achievement of performance over only one year, awards to Named Executive Officers under this program are determined based upon the Compensation Committee’s assessment of the Corporation’s overall performance for the relevant year which enables the Compensation Committee to include in its assessment a diversified mix of performance metrics, including the Corporation’s health, safety and environmental record and other risk mitigating metrics, which balances the risk of relying on any one performance metric;

•	elements of qualitative assessment which exist in the Corporation’s compensation policies and practices and the ability of the Compensation Committee and the Board to apply discretion in the determination of any compensation awards, enables them to deal with any unexpected circumstances which may arise during a given year which would make the targeted compensation inappropriate in such circumstances and prevents any one quantitative metric from undermining the overall objectives of the compensation program;

•	the overall compensation program remains balanced as between short-term incentive compensation and long-term-incentive compensation; and

•	awards under the short-term incentive program are capped based on a percentage of base salary and maximum thresholds.

While the Corporation does not have in place any specific restrictions on the purchase of financial instruments that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held by the directors or the Named Executive Officers, the Board believes that currently it is unlikely that any such financial instruments would be available for purchase with respect to the Corporation’s securities.

Option Based and Share Based Awards

The Compensation Committee in consultation with management makes recommendations to the Board with respect to the development of and any amendments to the Option Plan. The Corporation does not have in place any other option-based awards programs or any share-based award programs. All determinations of the Compensation Committee in respect of any amendments to the Option Plan are subject to the review and approval of the Board. Generally, options are awarded under the Option Plan by the Board based upon recommendations by the Compensation Committee except that the Compensation Committee may award Options for new hires or promotions below the vice-president level without further Board approval. The Compensation Committee makes its recommendation or award decisions for employees based upon recommendations from the CEO, taking into account all relevant circumstances, assessment of total direct compensation as compared to its peer group and, when making determinations with respect to general Option awards to all employees, the overall number of Options that are outstanding relative to the number of outstanding Common Shares.

Executive Compensation

The following table sets forth information concerning compensation awarded to the Named Executive Officers for the years ended December 31, 2013, 2012 and 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary (Cdn$)	Option-Based Awards(1) (Cdn$)	Non-equity Incentive Plan Compensation (Annual Incentive Plans) (2) (Cdn$)	All Other Compensation(3) (Cdn$)	Total Compensation (Cdn$)
M. Simon Hatfield Chief Executive Officer	2013 2012 2011	340,000 325,000 291,200	352,000 285,000 Nil	173,400 253,500 311,400	Nil Nil Nil	865,400 863,500 602,600
Gregory C. Stevenson Chief Financial Officer	2013 2012 2011	240,000 225,000 201,800	176,000 142,500 Nil	91,800 131,700 178,600	Nil Nil Nil	507,800 499,200 380,400
Michael Mossman Senior Vice President Engineering and Operations(4)	2013 2012 2011	288,000 157,344 —	88,000 209,000 —	110,160 95,000 —	Nil Nil —	486,160 461,344 —

Notes:

(1)	Values shown for Option-Based Awards reflect the number of Options awarded multiplied by the grant date fair value price determined as set forth below. These values do not represent gains realized. An actual gain from Option-Based Awards may never be realized.

The fair value price of the award on the grant date was determined in a manner consistent with IFRS 2 Share-Based Payment utilizing a Black-Scholes model. This methodology was chosen in order to be consistent with the accounting fair value used by the Corporation in its financial statements and since Black-Scholes is a commonly used methodology for valuing options which provides an objective and reasonable estimate of fair value. However, unlike in determining the accounting fair value, for compensation purposes, the Corporation caps the volatility assumption used at 50% as it believes that use of this capped volatility assumption results in a value which more accurately reflects the intrinsic value of the Options granted. A summary of the grant date fair value prices calculated using the Black-Scholes methodology and key assumptions under this methodology as well as the accounting fair values and the variance between the values created by the capped volatility assumption is provided below. No options were granted to the Named Executive Officers in 2011.

Year	Grant Date Fair Value	Dividend Yield	Volatility	Term	Expected Life	Risk-Free Rate	Accounting Fair Value	Variance to Grant Date Fair Value
2013	$0.44	Nil	50%	5 years	4 years	1.1%	$0.60	$(0.16)
2012(a)	$0.30	Nil	50%	5 years	4 years	1.3%	$0.43	$(0.13)
2012(b)	$0.38	Nil	50%	5 years	3 years	1.03%	$0.49	$(0.11)

(a)	February 21, 2012; for all Named Executive Officers other than Mr. Mossman
(b)	June 12, 2012; for Mr. Mossman
(c)	January 30, 2013; for all Named Executive Officers

(2)	For 2011, includes retention bonuses and other discretionary bonuses in addition to awards under the short-term discretionary cash bonus program. The Corporation did not have any non-equity incentive plan compensation related to a period longer than one year. 2013 cash bonuses under the short-term discretionary cash bonus program were paid as to approximately 50% in December 2013 and approximately 50% in March 2014 but are shown in full on the table for 2013. 2012 cash bonuses under the short-term discretionary cash bonus program were paid as to 50% in December 2012 and 50% in March 2013 but are shown in full on the table for 2012. 2011 cash bonuses under the short-term discretionary cash bonus program were paid as to 50% in December 2011 and 50% in March 2012 but are shown in full on the table for 2011. 2011 retention bonuses and other discretionary bonuses were all paid in 2011.
(3)	Nil indicates perquisites and other personal benefits did not exceed Cdn$50,000 or 10 percent of the total salary of the Named Executive Officer for the financial year.
(4)	Mr. Mossman was hired as Vice President, Operations in June 2012 and was promoted to Senior VP Operations on November 20, 2012.

Outstanding Option-Based Awards

The following table sets forth information with respect to the outstanding Options granted under the Option Plan to the Named Executive Officers as of December 31, 2013.

Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price (Cdn$)	Option Expiration Date	Value of Unexercised In-the-Money Options(1) (Cdn$)
M. Simon Hatfield	800,000 950,000 1,380,000 250,000 600,000	1.15 0.73 0.49 0.56 0.56	January 30, 2018 February 21, 2017 December 21, 2015 March 25, 2014 December 17, 2013(2)	Nil 228,000 662,400 102,500 246,000
Gregory C. Stevenson	400,000 475,000 690,000 200,000	1.15 0.73 0.49 0.56	January 30, 2018 February 21, 2017 December 21, 2015 December 17, 2013(2)	Nil 114,000 331,200 82,000
Michael Mossman	200,000 550,000	1.15 0.91	January 30, 2018 June 12, 2017	Nil 33,000

Note:

(1)	The value shown is the product of the number of Common Shares underlying the Option multiplied by the difference between the Common Share TSXV closing price on December 31, 2013, the last trading day of 2013, of Cdn$0.97 and the Canadian dollar exercise price.
(2)	The Option Expiration Date did not occur prior to December 31, 2013 as the Corporation was in a voluntary black-out period in accordance with the Option Plan through year-end. Pursuant to the Option Plan, if the expiration of the term of any Options falls during a voluntary black-out period or within 10 business days following the termination of a voluntary black-out period, the term is extended for a period of 10 business days following the expiry of such black-out period such that all Optionees will always have a maximum of 10 business days following a voluntary black-out period to exercise Options. See “Equity Plan Compensation—Voluntary Black-Out Periods”.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth information with respect to the value of Options granted under the Option Plan to the Named Executive Officers that vested during the year ended December 31, 2013, as well as the value of non-equity incentive plan compensation which was earned during the year.

Name	Option-Based Awards Value Vested During Year (Cdn$)(1)	Non-equity Incentive Plan Compensation - Value Earned During Year (Cdn$)
M. Simon Hatfield	85,500	173,400
Gregory C. Stevenson	42,750	91,800
Michael Mossman	57,750	110,160

Note:

(1)	The value shown is the product of the number of Common Shares underlying the Option that vested multiplied by the difference between the Common Share TSXV closing price on the date the Options vested and the Canadian dollar exercise price of the Options that vested.

Termination and Change of Control Benefits

The Board has approved amended executive employment agreements for each of the Named Executive Officers. See “Severance and Change of Control Agreements” above. Each of these agreements provides that if: (a) there is a change of control of WesternZagros and such officer’s employment is terminated by WesternZagros or by the officer (provided that in the case of the CFO or Senior VP Operations, employment is terminated by the officer as a result of a materially detrimental change in the terms of employment); or (b) the services of such officer are terminated by WesternZagros without cause or by the officer as a result of a materially detrimental change in the terms of employment, the officer will receive:

•	in the case of the CEO, a severance payment equal to 2.0 times his then annual salary plus an additional 25 percent of annual salary for loss of benefits and perquisites plus an additional amount equal to the average amount of the bonus payments made to the CEO in respect of the two calendar years prior to the date of termination or, if he has not received payments for two calendar years, the amount of the bonus payment in the last calendar year multiplied by 2.0 (less applicable withholdings);

•	in the case of the CFO, a severance payment equal to 1.5 times his then annual salary plus an additional 15 percent of annual salary for loss of benefits and perquisites plus an additional amount equal to the average amount of the bonus payments made to the CFO in respect of the two calendar years prior to the date of termination or, if he has not received payments for two calendar years, the amount of the bonus payment in the last calendar year multiplied by 1.5 (less applicable withholdings); and

•	in the case of the Senior VP Operations, a severance payment equal to 1.5 times his annual salary plus an additional 15 percent of annual salary for loss of benefits and perquisites plus an additional amount equal to the average amount of the bonus payments made to the Senior VP Operations in respect of the two calendar years prior to the date of termination or, if he hasn’t received payments for two calendar years, the amount of the bonus payment in the last calendar year multiplied by 1.5 (less applicable withholdings).

The following table sets forth information with respect to the estimated severance payment that each Named Executive Officer discussed above would have been entitled to pursuant to the foregoing agreements if the event resulting in termination of employment occurred on December 31, 2013.

Name	Termination without “Just Cause” (Cdn$)(1)	Termination upon “Change of Control” (Cdn$)(1)	Termination for “Just Cause” (Cdn$)(2)
M. Simon Hatfield	1,329,900	1,329,900	Nil
Gregory C. Stevenson	628,725	628,725	Nil
Michael Mossman	570,200	570,200	Nil

Notes:

(1)	In addition to his severance payment, upon termination in such circumstances a Named Executive Officer would be entitled to payment of any annual base salary accrued and unpaid through the date of termination, outstanding expense reimbursements, any statutory vacation pay and any bonus that, as of the date of termination, has been declared by the Board as accrued or payable to the Named Executive but has not yet been paid or if no bonus has been declared by the Board in respect of such calendar year, a pro rata portion of the bonus (based on the Named Executive Officer’s target percentage of annual salary) calculated for the portion of the year up to and including the date of termination.
(2)	In the event of a termination for “just cause”, the Corporation shall have no further obligation to the Named Executive Officer, other than the payment of annual base salary accrued and unpaid through the date of termination, outstanding expense reimbursements, any statutory vacation pay and any bonus that, as of the date of termination, has been declared by the Board as accrued or payable to the Named Executive Officer but has not yet been paid and the payment of which is not contingent upon continued employment of the Named Executive Officer.

In addition, in the event of a change of control transaction, the Board has the discretion to permit the exercise of otherwise unvested Options prior to the completion of any such transaction. See “Outstanding Option-Based Awards” above for the value of these Options as of December 31, 2013.

Director Compensation

Directors are remunerated in a manner so as to recognize their expertise, increasing responsibilities, time commitment and accountability to the Corporation. In 2013, directors received a set retainer of Cdn$50,000 per year, except for the Chairman who received a set retainer of Cdn$85,000. No additional fees were paid for Committee service or meeting attendance. Directors are also eligible to receive Options pursuant to the Option Plan. The Directors were awarded Options as part of the general Option grant in January 2013. The Compensation Committee recommends the compensation levels and any Option awards for directors for approval by the Board.

As part of its mandate, the Compensation Committee conducts periodic reviews of the amount and form of directors’ fees and benefits for Board and committee service in relation to time commitment, responsibilities and risks and current norms, and recommends any adjustments thereto to the Board for its consideration and approval. No changes to the annual retainer for the directors were made from the incorporation of the Corporation in 2007 until 2012. In 2011, the Compensation Committee undertook a review of the compensation structure to ensure that the directors’ remuneration was in line with current market practices for similarly situated companies and would continue to enable the Corporation to attract and retain highly qualified Board members. After informal consultation with independent compensation consultants, the Compensation Committee recommended to the Board for its approval retaining a fee structure for directors comprised of a set annual retainer and no additional fees for Committee service or meeting attendance but recommended increasing the retainer for the 2012 year to Cdn$50,000 and Cdn$85,000 for the Chairman to bring the fee level more in line with current market practices at that time. The Compensation Committee did not recommend any changes to the retainer for the 2013 year. In recommending the Options to be awarded to directors in 2013, the Compensation Committee considered the ratio of Options granted to directors as compared to Options granted to senior management in prior years and made a recommendation consistent with past practice, having regard to individual committee assignments of the directors in 2012.

Compensation Table

The following table sets forth information concerning compensation paid to the directors for the year ended December 31, 2013.

Name	Fees Earned (Cdn$)	Option-Based Awards (Cdn$)(3)	Total (Cdn$)
David J. Boone	50,000	125,840	175,840
Fred Dyment	85,000	147,840	232,840
John Frangos	50,000	125,840	175,840
James C. Houck	50,000	125,840	175,840
John Howland(1)	42,000	Nil	42,000
Randall Oliphant	50,000	132,000	182,000
Eric Stoerr(2)	50,000	62,920	112,920
William Wallace	50,000	125,840	175,840

Notes:

(1)	Mr. Howland became a director of the Corporation in March 2013.
(2)	Mr. Stoerr resigned as a director of the Corporation on February 19, 2014 and two-thirds of his options were forfeited.
(3)	Values shown for Option-Based Awards reflect the number of Options awarded multiplied by the grant date fair value price determined as set forth below. These values do not represent gains realized. An actual gain from Option-Based Awards may never be realized.

The fair value price of the award on the grant date was determined in a manner consistent with IFRS 2 Share-Based Payment utilizing a Black-Scholes model. This methodology was chosen in order to be consistent with the accounting fair value used by the Corporation in its financial statements and since Black-Scholes is a commonly used methodology for valuing options which provides an objective and reasonable estimate of fair value. However, unlike in determining the accounting fair value, for compensation purposes, the Corporation caps the volatility assumption used at 50% as it believes that use of this capped volatility assumption results in a value which more accurately reflects the intrinsic value of the Options granted. A summary of the grant date fair value prices calculated using the Black-Scholes methodology and key assumptions under this methodology as well as the accounting fair values and the variance between the values created by the capped volatility assumption is provided below.

Grant Date Fair Value	Dividend Yield	Volatility	Term	Expected Life	Risk-Free Rate	Accounting Fair Value	Variance to Grant Date Fair Value
$0.44	Nil	50%	5 years	4 years	1.1%	$0.60	$(0.16)

(4)	Mr. Hatfield is also a director of the Corporation. See “Executive Compensation” for details of his compensation in 2013.

Outstanding Option-Based Awards

The following table sets forth information with respect to the outstanding Options granted under the Option Plan to the directors as of December 31, 2013, which remain unexercised.

Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price (Cdn$)	Option Expiration Date	Value of Unexercised In-the-Money Options(1) (Cdn$)
David J. Boone	286,000 340,000 345,000 125,000	1.15 0.73 0.49 0.56	January 30, 2018 February 21, 2017 December 21, 2015 December 17, 2013(2)	Nil 81,600 165,600 51,250
Fred Dyment	336,000 400,000 483,000 150,000 275,000	1.15 0.73 0.49 0.56 0.56	January 30, 2018 February 21, 2017 December 21, 2015 March 25, 2014 December 17, 2013(2)	Nil 96,000 231,840 61,500 112,750
John Frangos	286,000 340,000 345,000 375,000	1.15 0.73 0.49 0.56	January 30, 2018 February 21, 2017 December 21, 2015 December 17, 2013(2)	Nil 81,600 165,600 153,750
James C. Houck	286,000 340,000 345,000 125,000	1.15 0.73 0.49 0.56	January 30, 2018 February 21, 2017 December 21, 2015 December 17, 2013(2)	Nil 81,600 165,600 51,250
John Howland	Nil	Nil	Nil	Nil
Randall Oliphant	300,000 340,000 345,000 125,000	1.15 0.73 0.49 0.56	January 30, 2018 February 21, 2017 December 21, 2015 December 17, 2013(2)	Nil 81,600 165,600 51,250
Eric Stoerr(3)	143,000	1.15	January 30, 2018	Nil
William Wallace	286,000 340,000 345,000 125,000	1.15 0.73 0.49 0.56	January 30, 2018 February 21, 2017 December 21, 2015 December 17, 2013(2)	Nil 81,600 165,600 51,250

Note:

(1)	The value shown is the product of the number of Common Shares underlying the Option multiplied by the difference between the Common Share TSXV closing price on December 31, 2013, the last trading day of 2013, of Cdn$0.97 and the Canadian dollar exercise price.
(2)

The Option Expiration Date did not occur prior to December 31, 2013 as the Corporation was in a voluntary black-out period in accordance with the Option Plan through year-end. Pursuant to the Option Plan, if the expiration of the term of any Options falls during a voluntary black-out period or within 10 business days following the termination of a voluntary black-out period, the term is extended for a period of 10 business days following the expiry of such black-out period such that all Optionees will always have a maximum of 10 business days following a voluntary black-out period to exercise Options. See “Equity Plan Compensation - Voluntary Black-Out Periods”.
(3)	Mr. Stoerr resigned as a director of the Corporation on February 19, 2014 and two-thirds of his options were forfeited. The remaining options will expire on May 20, 2014, subject to the terms of the Option Plan.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth information with respect to the value of Options granted under the Option Plan to the directors that vested during the year ended December 31, 2013.

Name	Option-Based Awards Value Vested During Year (Cdn$)
David J. Boone	30,600
Fred Dyment	36,000
John Frangos	30,600
James C. Houck	30,600
John Howland	Nil
Randall Oliphant	30,600
Eric Stoerr(2)	Nil
William Wallace	30,600

Note:

(1)	The value shown is the product of the number of Common Shares underlying the Option that vested multiplied by the difference between the Common Share TSXV closing price on the date the Options vested and the Canadian dollar exercise price of the Options that vested.
(2)	Mr. Stoerr resigned as a director of the Corporation on February 19, 2014.

EQUITY PLAN COMPENSATION

The only equity compensation plan adopted by the Corporation is the Option Plan which authorizes the Board to issue Options to directors, officers, employees or other service providers (collectively, the “Service Providers”) of WesternZagros and its subsidiaries.

The purpose of the Option Plan is: (a) to provide Service Providers an incentive to achieve the longer-term objectives of WesternZagros; (b) to give suitable recognition to the ability and industry of such persons who contribute materially to the success of WesternZagros; (c) and to attract and retain in the employ of WesternZagros or any of its subsidiaries, persons of experience and ability by providing them with the opportunity to acquire an increased proprietary interest in the Corporation.

Eligibility

Pursuant to the Option Plan, the Board may at any time and from time to time grant Options to any Service Provider. Persons who are eligible to receive Options are referred to as Optionees. No Option shall be granted to any Optionee except upon recommendation of the Board, or as may be delegated to the Compensation Committee. A person who has been granted an Option may, if such person is otherwise eligible and if permitted by the TSXV Policy, be granted additional Options if the Board or Compensation Committee, as applicable, shall so determine.

Maximum Percentage of Common Shares Reserved

The number of authorized but unissued Common Shares that may be issued upon the exercise of Options granted under the Option Plan at any time plus the number of Common Shares reserved for issuance under outstanding Options otherwise granted by WesternZagros shall not exceed 10 percent of the issued and outstanding Common Shares on a non-diluted basis at any time, and such aggregate number of Common Shares shall automatically increase or decrease as the number of issued and outstanding Common Shares changes. The Options granted under the Option Plan together with all of WesternZagros’s other previously established stock option plans or grants, shall not result at any time in:

(a)	the number of Common Shares reserved for issuance pursuant to Options granted to insiders exceeding 10 percent of the issued and outstanding Common Shares;

(b)	the grant to insiders within a 12 month period of a number of Options exceeding 10 percent of the outstanding Common Shares; or

(c)	the grant to any one Optionee within a 12 month period, of a number of Options exceeding five percent of the issued and outstanding Common Shares.

Subject to the TSXV Policy, the aggregate number of Common Shares reserved for issuance to any one Optionee under Options granted in any 12 month period shall not exceed five percent of the issued and outstanding Common Shares determined at the date of grant (or 2 percent of the issued and outstanding Common Shares in the case of an Optionee who is an Employee conducting Investor Relations Activities or who is a Consultant (as such terms are defined in the TSXV Policy)).

Exercise Price and Expiry

The exercise price of each Option is determined by the Board or Compensation Committee, as applicable, at the time of the granting of the Option, provided that the exercise price cannot be lower than the most recent closing price of the Common Shares on the TSXV on the last trading day preceding the date of grant of the Options, less any applicable discount permitted by the TSXV.

The Board has the discretion to determine the term of the Option, which shall not exceed 10 years (five years during any period during which WesternZagros is a Tier 2 issuer on the TSXV), and vesting provisions of the Options at the time of granting the Options.

Early Expiration

In the event that an Optionee under the Option Plan ceases to be a Service Provider for any reason other than death, the Optionee may, but only within 90 days after the Optionee ceasing to be a director, officer, employee or consultant (or 30 days in the case of an Optionee engaged in Investor Relations Activities) or prior to its expiry date, whichever is earlier, exercise any Option held by the Optionee, but only to the extent that the Optionee was entitled to exercise the Option at the date of such cessation.

In the event of the death of the Optionee, the Option previously granted shall be exercisable until the earlier of: (a) one year following the date of the death of the Optionee; and (b) the expiry date.

Transferability

The Options are not assignable or transferable by an Optionee, except for a limited right of assignment in the event of the death of the Optionee or a transfer in accordance with the requirements of the TSXV.

Voluntary Black-Out Periods

WesternZagros has adopted a policy on trading in the securities of WesternZagros which results in the imposition of self-imposed black-out periods from time to time, preventing officers, directors, employees and consultants from exercising Options. For example, these black-out periods would be imposed prior to the release of financial statements and when WesternZagros is considering various possible transactions or is completing material operations or negotiations that could, if consummated or successfully completed, have a significant effect on the trading price or value of WesternZagros’s securities. This policy has been adopted as part of WesternZagros’s approach to responsible governance. However, the imposition of voluntary black-out periods can penalize WesternZagros and its insiders and employees where their Options have not been exercised prior to the voluntary black-out period and such Options would expire during such period.

Pursuant to the Option Plan, the expiration of the term of any Options that would fall during a voluntary black-out period or within 10 business days following the termination of a voluntary black-out period will be extended for a period of 10 business days following the expiry of such black-out period such that all Optionees will always have a maximum of 10 business days following a voluntary black-out period to exercise Options. This provision applies to all Optionees.

Amendments to Options

The Board has the right to amend or suspend, terminate or discontinue the terms and conditions of the Option Plan and to approve amendments relating to any Options granted pursuant thereto, subject to the prior consent of any applicable regulatory bodies, including the TSXV. Except as otherwise provided in the Option Plan, amendments will take effect only with respect to Options issued thereafter, provided that they may apply to any Options previously issued with the mutual consent of WesternZagros and the holders of Options.

The Board is permitted to make certain amendments under the Option Plan, without Shareholder approval including, without limitation:

(a)	an amendment which is necessary to conform the Option Plan or Options with applicable law or regulation or the requirements of any stock exchange on which the Common Shares are listed, whether or not such amendment would affect any accrued rights;

(b)	any amendment for the purpose of curing any ambiguity, error or omission in the Option Plan or to correct or supplement any provision of the Option Plan that is inconsistent with any other provision of the Option Plan;

(c)	amendments relating to administration and eligibility for participation under the Option Plan;

(d)	amendments to change the terms and conditions on which Options have been granted pursuant to the Option Plan, including the re-pricing of such Options;

(e)	amendments to alter, extend or accelerate the terms of vesting applicable to any Option;

(f)	amendments which amend or modify the mechanics for exercising Options, including the addition of a cashless exercise feature; and

(g)	amendments of a “housekeeping nature”;

provided that the alteration, amendment or variance does not:

(a)	amend the number of Common Shares issuable under the Option Plan;

(b)	increase the term of an Option beyond the maximum period permitted by the stock exchange on which the Common Shares are listed, other than any permitted extension thereto due to a black-out period;

(c)	add any form of financial assistance by WesternZagros for the exercise of any Option;

(d)	result in a material or unreasonable dilution in the number of outstanding Common Shares or any material benefit to an Optionee; or

(e)	change the class of Optionees which would have the potential of broadening or increasing participation by insiders of WesternZagros.

Without limiting the generality of the foregoing, if the Board proposes to increase the number of Common Shares issuable under the Option Plan, reduce the exercise price for Options granted to insiders or extend the term of Options granted to insiders of WesternZagros pursuant to the Option Plan (unless the extension is pursuant to any voluntary black-out extension that may be in effect or pursuant to an extension applicable in the case of death), such amendments will require Shareholder approval. Extensions of the term of Options granted to holders of Options (other than insiders) may be subject to approval of any regulatory authority or stock exchange but shall not require Shareholder approval.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the number of Common Shares issuable under the Option Plan, the weighted average exercise price of such outstanding Options and the number of Common Shares remaining available for future issuance under the Option Plan as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding Options (a)	Weighted exercise price of outstanding Options (Cdn$) (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (1)
Equity compensation plans approved by security holders	26,332,016	0.74	21,177,899
Equity compensation plans not approved by security holders	Nil	N/A	Nil
Total:	26,332,016	0.74	21,177,899

Note:

(1)	The number of securities available for future issuance under the Option Plan is equal to 10 percent of the issued and outstanding Common Shares at any time less the number of securities to be issued upon exercise of Options which are outstanding at such time. As at April 14, 2014, there were 475,099,146 Common Shares issued and outstanding and 26,021,682 Options outstanding. Accordingly, 21,488,233 Common Shares remain available for future issuances under the Option Plan as at April 14, 2014.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

No director, proposed director, executive officer, nor any of their respective associates or affiliates, is or has been indebted to the Corporation or its subsidiaries since the beginning of the Corporation’s most recently completed financial year other than for “routine indebtedness” (as defined under National Instrument 51-102).

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Management of the Corporation is not aware of any material interest, direct or indirect, of any director (including any proposed director) or executive officer of the Corporation, any person or company beneficially owning, directly or indirectly, or exercising control or direction over, or a combination of both, more than 10 percent of the Common Shares, or any associate or affiliate of such person in any transaction since commencement of the last financial year or in any proposed transaction which in either case has materially affected or will materially affect the Corporation or its subsidiaries, except as set forth below.

On March 18, 2013, Crest purchased from the Corporation 51,000,000 Common Shares at a price of Cdn$1.25 per share for gross proceeds of Cdn$63.75 million resulting in Crest holding approximately 19.8 percent of the Corporation’s issued and outstanding Common Shares. At the same time, Crest also advanced to the Corporation US$57.5 million pursuant to a restated and amended senior secured loan agreement dated March 13, 2013. Interest on the loan accrued at 6 percent per annum.

On April 4, 2013, Crest purchased from the Corporation 2,284,151 Common Shares and Jasmine Capital Investments Pte. Limited purchased from the Corporation 9,147,271 Common Shares at a price of Cdn$1.25 per share for gross proceeds of approximately Cdn$14.3 million. The net proceeds were used to repay a portion of the debt owing to Crest.

In June 2013, the Corporation completed non-brokered private placements of (a) Cdn$70 million aggregate principal amount of 4.00% Convertible Senior Unsecured Notes (“Convertible Notes”) to investment funds managed by Paulson & Co. Inc. and (b) Cdn$19.8 million aggregate principal amount of Convertible Notes to Crest. A portion of the proceeds from the private placements were used to repay the remaining debt owing to Crest from the March loan.

The Convertible Notes have a face value of Cdn$1,000 per note, a coupon of 4 percent, a maturity date of December 31, 2015 and are convertible into Common Shares at the option of the holder at a conversion price of Cdn$1.45 per share (subject to adjustment in certain events). The Convertible Notes bear interest from June 18, 2013 payable semi-annually in arrears on June 30 and December 31 of each year, with the first interest payment due on December 31, 2013. The Convertible Notes are not redeemable by the Corporation prior to their expiry, except upon a change of control of the Corporation where the holder of the notes has not exercised the conversion right. A copy of the indenture governing the Convertible Notes is available under the Corporation’s profile on SEDAR at www.sedar.com.

CORPORATE GOVERNANCE

The Board is committed to a high standard of corporate governance practices. The Board believes that this commitment is not only in the best interest of the Shareholders but that it also promotes effective decision making at the Board level.

Board of Directors

Independence

The Board currently consists of eight directors, of which the only management director is Mr. Hatfield. Six of the other seven directors, being Messrs. Boone, Dyment, Frangos, Houck, Oliphant and Wallace, are independent directors as such term is defined by NI 58-101. Each of the independent directors has no direct or indirect material relationship with the Corporation, including any business or other relationship with the Corporation, which could reasonably be expected to interfere with the director’s independent judgement. Mr. Howland is an executive of, and has been nominated as a director of the Corporation by, Crest which owns 19.8% of the outstanding Common Shares, Cdn$19.8 million principal amount of Convertible Notes and is party to an Investment Agreement with the Corporation. Although Crest does not control the Corporation within the meaning of securities legislation, Crest’s relationship with the Corporation as a significant investor in both its debt and equity securities may impact the exercise of Mr. Howland’s independent judgment and therefore, the Board does not consider him to be independent within the meaning of NI 58-101.

The members of the Board have diverse backgrounds and expertise, and were selected in the belief that WesternZagros benefits significantly from a broad range of experience and talent. The Board is committed to reviewing the number of directors regularly and currently considers the current complement of directors to be appropriate for the Corporation’s size and a number that facilitates effective decision-making, as well as an appropriate mix of backgrounds and skills for the stewardship of the Corporation.

Conflicts of Interest

There are potential conflicts of interest to which the directors of the Corporation may be subject in connection with the operations of the Corporation. Certain of the directors of the Corporation are involved in director or executive positions with other oil and gas companies whose operations may, from time to time, be in direct competition with those of the Corporation or with entities which may, from time to time, provide financing to, or make equity investments in the Corporation or in competitors of the Corporation. Conflicts, if any, are subject to the procedures and remedies available under the Business Corporations Act (Alberta) (the “ABCA”). The ABCA provides that, in the event that a director has an interest in a contract or proposed contract or agreement, the director shall disclose his interest in such contract or agreement and shall refrain from voting on any matter in respect of such contract or agreement unless otherwise provided by the ABCA. As of the date hereof, the Board is not aware of any existing or potential material conflicts of interest between the Corporation and any director of the Corporation other than as discussed above with respect to Mr. Howland . Crest’s relationship with the Corporation may cause conflicts of interest to arise which may be material. Such conflicts are managed in accordance with the provisions of the ABCA, as well as through the use of in camera meetings at which Mr. Howland is not present for any discussions and deliberations in respect of matters involving any conflict or perceived conflict with Crest.

Other Directorships

The following directors currently serve on the board of directors of the reporting issuers (or equivalent) listed below, each of which are reporting issuers in one or more Canadian (or foreign) jurisdictions:

Name	Name of Reporting Issuer
David J. Boone	-

Fred J. Dyment	ARC Resources Ltd. Major Drilling Group International Inc. Tesco Corporation TransGlobe Energy Corporation

John Frangos	-

M. Simon Hatfield	-

James C. Houck	ARC Resources Ltd.

Name	Name of Reporting Issuer
John Howland	-

Randall Oliphant	New Gold Inc. Franco-Nevada Corporation

William Wallace	Energy Partners Oil & Gas Inc.

Interlocking Directorships

Messrs. Dyment and Houck each serve as a member of the board of directors of ARC Resources Ltd. as well as two of the same committees of such board, however, the Board is of the view that this does not adversely impact the effectiveness of these directors.

Board Meetings

The Board holds a minimum of four regular meetings each year, as well as additional meetings as required. The Board has determined that an in camera session of the directors will be held at each regularly scheduled Board meeting so that non-management members of the Board, will have an opportunity to meet without the presence of management members of the Board.

The non-management members of the Board are authorized to retain independent financial, legal and other experts as required at the expense of the Corporation whenever, in their opinion, matters come before the Board which require an independent analysis by the non-management members of the Board.

Meeting Attendance

Name	Board Meetings Attended in 2013		Committee Meetings Attended in 2013(1)
	No.	%	No.	%
Boone	10/11	91	7/8	88
Dyment	11/11	100	5/5	100
Frangos	11/11	100	6/6	100
Hatfield	11/11	100	11/12	92
Houck	10/11	91	6/6	100
Howland	7/7(2)	100	N/A	N/A
Oliphant	11/11	100	6/6	100
Wallace	9/11	82	4/4	100

Note:

(1)	Directors have a standing invitation to attend all Committee meetings, regardless of membership. However, attendance is indicated only for those Committees of which a Director was a member at the time of the relevant Committee meeting other than for Mr. Hatfield . Although he is not a member of any of the Committees, Mr. Hatfield, as CEO, is expected to attend each Committee meeting. A portion of each Committee meeting is held without any management present.
(2)	Mr. Howland joined the Board in March 2013; seven meetings were held in 2013 subsequent to his appointment.

Mandate of the Board

Pursuant to applicable corporate legislation, the Board has responsibility for the stewardship of the Corporation. In carrying out this mandate, the Board meets regularly and a broad range of matters are discussed and reviewed for approval. The Board participates with management in the development and approval of the Corporation’s strategic plan, which takes into account the Corporation’s opportunities and risks associated with its business. The Board also approves all overall plans and strategies, budgets, internal controls and management information systems and risk management programs as well as annual financial and operating results. At regularly scheduled meetings, members of the Board and management discuss a broad range of issues relevant to the Corporation’s strategy. The Board, as a whole and with the assistance of the Board Committees, reviews with management, their assessment of significant risks and exposures for the Corporation, reviews and assesses the steps that management has taken to mitigate such risks and reviews the insurance coverage of significant business risks and uncertainties. The Board is also responsible for the approval of all major transactions, including equity issuances as well as for the Corporation’s debt and borrowing policies. The Board strives to ensure that actions taken by the Corporation correspond closely with the objectives of the Shareholders. The Board meets at least once annually to review in depth the Corporation’s strategic plan and it reviews the Corporation’s resources which are required to carry out the Corporation’s strategy and to achieve its objectives.

Orientation and Continuing Education

New directors are provided with an orientation and education program which includes written information about the duties and obligations of directors, the role of the Board and its Committees, the expected contributions of individual directors and the business and operations of WesternZagros, as well as copies of all key policies of the Corporation. New directors are also provided the opportunity to participate in meetings and discussions with senior management and other directors. The details of the orientation of each new director are tailored to that director’s individual needs, familiarity with the Corporation and areas of expertise.

Directors are kept informed as to matters impacting, or which may impact, the Corporation’s operations through regular reports from the CEO and management presentations at the Board meetings as well as Committee meetings. Non-management directors are encouraged to, and often, attend Committee meetings of which they are not members. In addition, all of the directors have made visits to Kurdistan to review the Corporation’s operations.

Ethical Business Conduct

The Board has adopted a written Code of Ethics and Business Conduct (the “Code”) for directors, officers, employees and independent contractors of the Corporation and its subsidiaries. A copy of the Code is available for review on SEDAR at www.sedar.com or, upon request, Shareholders may obtain a copy of the Code from the Corporation by contacting the Corporation at Suite 600, Ernst & Young Tower, 440 - 2nd Avenue S.W., Calgary, Alberta, T2P 5E9, telephone: (403) 693-7001.

The Code demonstrates the Corporation’s commitment to conducting business ethically, legally and in a fiscally, environmentally and socially responsible manner. It sets forth best practices to which each employee, director, officer and contractor is expected to adhere and acknowledge; this acknowledgement is an annual requirement.

The Code provides that directors, officers, employees and independent contractors must, among other things: (a) at all times abide by all applicable laws and respect their intent; (b) always act in the best interest of the Corporation; (c) avoid situations that may result in a conflict or perceived conflict between individual or private interests and those of the Corporation; (d) ensure that all transactions with which they are involved are authorized and executed in accordance with the Corporation’s policies and procedures; (e) provide full disclosure of any actual or potential conflicts of interest in accordance with applicable legislation and the procedures of the Code; (f) maintain the confidentiality of all non-public information relating to the Corporation; (g) protect the property of the Corporation and use such property only for legitimate business purposes; (h) deal fairly with the Corporation’s customers, suppliers, competitors and others with which the Corporation does business; (i) not participate, directly or indirectly, in any bribes, kickbacks, improper profit sharing arrangements, illegal gratuities or improper inducements or payments to any public official or any private sector party; (j) not request, agree to receive or accept any bribes or other payments designed to influence or compromise their conduct; and (k) conduct operations with the aim of preventing adverse effects on the environment and safeguarding life and health.

Compliance with the Code is monitored by the Board. Where a director or officer has any interest in or a perceived conflict involving a contract or business relationship with the Corporation, that director or officer is excluded from all discussions and deliberations regarding the contract or relationship and such director abstains from voting in respect thereof. Members of the Board and executive officers have disclosed to the Corporation all directorships held by such member and the existence and nature of any interests that could result in a conflict situation with the Corporation. To the knowledge of the Board, there have been no departures from the Code during the year ended December 31, 2013 that would require the filing of a material change report.

The Board has also adopted a policy relating to the reporting of inappropriate activity to encourage and promote a culture of ethical business conduct. This policy is intended to encourage and facilitate the reporting of: (a) questionable accounting, internal accounting controls and/or auditing matters; (b) the reporting of fraudulent financial information to Shareholders, regulatory authorities and the financial markets; and (c) conduct which results in a violation of law by the Corporation or in substantial mismanagement of the Corporation’s resources that, if proven, would constitute a criminal offence or reasonable grounds for dismissal of the person engaging in this conduct, without the fear of recrimination, retaliation or harassment.

Nomination of Directors

The Governance Committee has responsibility for assessing and making recommendations to the Board as to the size, composition, operation and effectiveness of the Board. As part of this mandate, the Governance Committee determines the criteria for identifying potential nominees and seeks guidance from the Chairman of the Board and other Board members in identifying and assessing potential candidates to be nominated and the competencies, skills and personal qualities that the Board should seek in new members to add value to the Corporation. The Board as a whole is then responsible for nominating new directors.

Board Committees

The Board has four Committees, being the Compensation Committee, Audit Committee, Governance Committee and Health, Safety, Environment and Security Committee. All of the Committees have been constituted with independent directors.

In addition, the Board has established a Disclosure Committee to assist the Board in discharging its oversight responsibilities with respect to the Corporation’s disclosure controls, policies and procedures. The Disclosure Committee is comprised of the executive management team of the Corporation, including the CEO, CFO and Senior Vice President, Engineering and Operations. This Committee is subject to the supervision and oversight of the Governance Committee.

Compensation Committee

The Compensation Committee is comprised of Messrs. Boone (Chair), Houck and Frangos.

The Compensation Committee is responsible for reviewing and making recommendations to the Board with respect to the salary and other remuneration to be awarded to senior officers, including the CEO, and the directors of WesternZagros. For further discussion of the Compensation Committee, its mandate and the process for determining compensation, see “Executive Compensation and Remuneration of Directors.”

The Compensation Committee met four times during 2013. At each meeting of the Compensation Committee a portion is held without management present and any director can request additional time for this purpose.

Audit Committee

The Audit Committee is comprised of Messrs. Oliphant (Chair), Boone and Dyment. All are independent directors and are financially literate as defined by National Instrument 52-110, Audit Committees (“NI 52-110”). As the Corporation was a “venture issuer” at the end of its most recently completed financial year, WesternZagros is entitled to rely upon the exemption in Section 6.1 of NI 52-110 which exempts venture issuers from the composition requirements of and certain reporting requirements contained in NI 52-110.

The following is a brief description of the education and experience of each Audit Committee member:

Randall Oliphant, Chair

Mr. Oliphant is the Executive Chairman of New Gold, is on the Advisory Board of Metalmark Capital LLC (formerly Morgan Stanley Capital Partners) and serves on the board of directors of a number of public and private companies and not-for-profit organizations. Until 2003, Mr. Oliphant was the President and Chief Executive Officer of Barrick Gold Corporation, and served in senior financial positions since joining the company in 1987 prior to being appointed Chief Executive Officer in 1999. Mr. Oliphant holds a Bachelor of Commerce degree from the University of Toronto and is a Chartered Accountant.

David J. Boone

Mr. Boone has over 36 years of broad Canadian and international energy experience in the upstream industry and he is currently President and Chief Executive Officer of Barrick Energy. Mr. Boone’s previous positions include President, Offshore and International Operations for EnCana; Executive Vice-President and Chief Operating Officer of PanCanadian Energy and co-founder, President, and a director of Escavar Energy, a private oil and gas company. Mr. Boone holds a Civil Engineering degree from Queen’s University and has completed the executive Masters of

Business Administration program at the University of Virginia. Mr. Boone is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta and is Past Chairman of the Canadian Association of the World Petroleum Council.

Fred J. Dyment

Mr. Dyment has spent the majority of his 39-year oil and gas career at Ranger Oil Limited, holding the positions of Controller, Vice President Finance, Chief Financial Officer and, finally, Chief Executive Officer. After Ranger Oil was sold to Canadian Natural Resources in 2000, he served as Chief Executive Officer of Maxx Petroleum Company from 2000 to 2001. Mr. Dyment served as Governor of the Canadian Association of Petroleum Producers from 1995 to 1997. He serves on the Board of Directors of Tesco Corporation, Major Drilling Group International Inc., ARC Resources Ltd. and TransGlobe Energy Corporation. Mr. Dyment is a Chartered Accountant.

The following is a summary of the key roles and responsibilities of the Audit Committee. Full particulars are set out in the Audit Committee Terms of Reference which is attached as Schedule “B” hereto. The Audit Committee reviews and approves WesternZagros’s interim unaudited consolidated financial statements and reviews the annual audited consolidated financial statements and certain corporate disclosure documents including the annual information form, management’s discussion and analysis, annual and interim earnings press releases, offering documents including all prospectuses and other offering memoranda before they are approved by the Board. The Audit Committee reviews and makes a recommendation to the Board in respect of the appointment of and reviews and approves the compensation of the external auditor and it monitors accounting, financial reporting, control and audit functions. The Audit Committee meets to discuss and review the audit plans of the external auditor and it is directly responsible for overseeing the work of the external auditor with respect to the preparing or issuing of the auditor’s report or the performance of other audit, review or attest services, including the resolution of disagreements between management and the external auditor regarding financial reporting. The Audit Committee questions the external auditor independently of management and reviews a written statement of its independence based on the criteria found in the recommendations of the Canadian Institute of Chartered Accountants. The Audit Committee must be satisfied that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from its financial statements and it periodically assesses the adequacy of those procedures. The Audit Committee must approve or pre-approve, as applicable, any non-audit services to be provided to the Corporation by the external auditor. It also reviews the internal control systems to determine their adequacy and effectiveness particularly relating to financial reporting matters. The Audit Committee has established procedures for dealing with complaints or confidential submissions which come to its attention with respect to accounting, internal accounting controls or auditing matters. The Audit Committee also assists the Board in fulfilling its oversight responsibilities generally with respect to the Corporation’s oil and natural gas resources evaluation process and public disclosure of resources data and related information in connection with the Corporation’s oil and gas activities.

The Audit Committee met four times in 2013.

Governance Committee

The Governance Committee is comprised of Messrs. Houck (Chair), Oliphant and Wallace.

The Governance Committee annually assesses the effectiveness of the Board as a whole, the various other Committees as well as individual directors, with particular focus on the Chairman and the Chairs of the various Committees, all in accordance with the standards established by the Board. Such assessments consist of a confidential peer-review survey and performance evaluations. In addition, as described above under “Nomination of Directors”, the Governance Committee has responsibility for assessing and making recommendations to the Board as to the size and composition of the Board. The Governance Committee also assesses the Corporation’s approach to corporate governance and monitors the relationship between management and the Board, as well as undertaking those initiatives as are necessary to maintain a high standard of corporate governance practices and ensure ongoing compliance with the rules and policies of applicable regulatory authorities with respect to corporate governance.

The Governance Committee is also responsible for overseeing the Disclosure Committee which is comprised of management representatives. The Disclosure Committee’s mandate is to: (a) determine when events, developments, changes or other facts constitute material information or a material change in the affairs of the Corporation; (b) review and, as necessary, assist in the development of disclosure controls and procedures; (c) monitor and evaluate the effectiveness of the Corporation’s disclosure controls and procedures; and (d) review and approve of certain specified public disclosures. As the Disclosure Committee is a management-based committee, it meets as required to evaluate disclosure obligations and review proposed public disclosures. The CEO, as Chairman of the Disclosure Committee, reports as to the deliberations of the Disclosure Committee at every meeting of the Governance Committee.

The Governance Committee met twice in 2013.

Health, Safety, Environment and Security Committee

The Health, Safety, Environment and Security Committee is comprised of Messrs. Frangos (Chair), Dyment and Wallace.

The Health, Safety, Environment and Security Committee is responsible for monitoring the health, safety, environmental and security policies, corporate social responsibility policies and related management systems, practices and procedures of the Corporation and its subsidiaries for compliance with applicable legislation, conformity with industry standards and prevention or mitigation of losses. It reviews, reports and, when appropriate, makes recommendations to the Board on the Corporation’s policies, practices and procedures related to health, safety, the environment and security. As an integral part of their mandate to monitor such policies, practices and procedures, members of the Health, Safety, Environment and Security Committee make regular visits to Kurdistan to review the Corporation’s operations.

The Health, Safety, Environment and Security Committee met twice in 2013.

Assessments

The Governance Committee manages assessments of the Board as a whole, the Committees, the Chairman and the other individual directors on an ongoing basis. Individual director evaluations regarding the effectiveness and contribution of the directors are completed by each director on an annual basis and the results analyzed with the appropriate follow-up action taken where required.

The corporate objectives for which the CEO is responsible are established by the Board, which, with the oversight of the Chairman and the Compensation Committee Chair, assesses the CEO against such objectives.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is available on SEDAR at www.sedar.com. Financial information is contained in the Corporation’s consolidated financial statements and management’s discussion and analysis for the year ended December 31, 2013. In addition, a Shareholder may obtain copies of the Corporation’s consolidated financial statements and management’s discussion and analysis, by contacting the Corporation at Suite 600, Ernst & Young Tower, 440—2nd Avenue S.W., Calgary, Alberta, T2P 5E9, telephone: (403) 693-7001.

SCHEDULE “A”

AUDIT COMMITTEE

TERMS OF REFERENCE

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of WesternZagros Resources Ltd. (the “Corporation”) shall have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

The Committee shall consist of not less than three directors. No members of the Committee shall be an officer or employee of the Corporation or any of its subsidiaries or any affiliate thereof. Each Committee member shall satisfy the independence, experience and financial literacy requirements of applicable securities laws, any applicable stock exchange requirements and any other applicable regulatory rules. Determinations as to whether a particular director satisfies the requirements for membership on the Committee shall be made by the full Board and shall be reviewed at least annually.

If a member of the Committee ceases to satisfy the necessary requirements for membership for reasons outside that member’s reasonable control, the member shall immediately notify the Chairman of the Board as to this fact and shall resign his or her position as a member of the Committee on the earliest of (i) the appointment of his or her successor; (ii) the next annual meeting of shareholders of the Corporation; and (iii) the date that is six months from the occurrence of the event which caused the member to not satisfy the necessary requirements for membership.

Members of the Committee shall be appointed from time to time by the Board. Each member shall serve until his successor is appointed, unless he shall resign or be removed by the Board or he shall otherwise cease to be a director of the Corporation. Where a vacancy occurs at any time in the membership of the Committee, it may be filled by the Board. The Board shall fill any vacancy if the membership of the Committee is less than three members.

The Chair of the Committee may be designated by the Board or, if it does not do so, the members of the Committee may elect a Chair by vote of a majority of the full Committee membership.

OPERATION

The Committee shall have access to such officers and employees of the Corporation and to such information respecting the Corporation, as it considers to be necessary or advisable in order to perform its duties and responsibilities. The Committee has the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties and to set and pay the compensation for any such counsel and advisors, such engagement to be for the Corporation’s sole account and expense.

Meetings of the Committee shall be conducted as follows:

1.	The Committee shall meet at least four times per year at such times and at such locations as the Chair of the Committee shall determine, provided that meetings shall be scheduled so as to permit timely review of the quarterly and annual financial statements and reports. In addition, the Chair of the Committee may call a special meeting of the Committee at any time.

2.	The Committee shall meet with the external auditors on a regular basis in the absence of management and, if so requested by a member of the Committee, the external auditor shall attend every meeting of the Committee held during the term of office of the external auditor. The Chair of the Committee, the Chairman of the Board, any two members of the Committee or the external auditors may call a meeting of the Committee. The external auditors shall be provided with notice of every meeting of the Committee and, at the expense of the Corporation, shall be entitled to attend and be heard thereat.

3.	The Chair of the Committee shall hold an in camera portion, without management present, at every Committee meeting.

4.	The quorum for meetings shall be a majority of the members of the Committee, present in person or by telephone or by other telecommunication device that permits all persons participating in the meeting to hear each other.

5.	If the Chair of the Committee is not present at any meeting of the Committee, one of the other members of the Committee who is present at the meeting shall be chosen by the Committee to preside at the meeting.

6.	The Chair shall, in consultation with management, establish the agenda for the meetings and instruct management to ensure that properly prepared agenda materials are circulated to the Committee with sufficient time for study prior to the meeting.

7.	Every question at a Committee meeting shall be decided by a majority of the votes cast.

8.	The Chief Executive Officer of the Corporation shall be available to advise the Committee, and may attend meetings at the invitation of the Chair of the Committee. Other management representatives and/or Board members may be invited to attend.

9.	The Corporate Secretary shall act as secretary for the purposes of recording the minutes of each meeting. If no Corporate Secretary has been appointed or the Corporate Secretary is not present at the meeting, a Committee member, or any other person selected by the Committee, shall be appointed at each meeting to act as secretary for the purpose of recording the minutes of each meeting.

10.	The Committee may delegate from time to time to any person or committee of persons any of the Committee’s responsibilities that lawfully may be delegated.

The Committee may contact directly any employee or consultant of the Corporation as it deems necessary and any employee may bring before the Committee any matter on a confidential basis involving matters within the purview of the Committee.

The Committee shall provide the Board with a summary of all meetings together with a copy of the minutes from such meetings. Where minutes have not yet been prepared, the Chair shall provide the Board with oral reports on the activities of the Committee. All information reviewed and discussed by the Committee at any meeting shall be retained and made available for examination by the Board upon request to the Chair.

RESPONSIBILITIES

The Committee is part of the Board. Its primary function is to assist the Board in fulfilling its oversight responsibilities in relation to the review and approval of the financial statements and financial reporting of the Corporation and the assessment of internal control and management information systems of the Corporation and to assist the Board in fulfilling its oversight responsibilities generally and under National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (as amended or replaced from time to time) with respect to the oil and natural gas reserves and/or resources evaluation process and public disclosure of reserves and/or resources data and related information in connection with oil and gas activities. The Committee shall also be directly responsible for overseeing all audit processes and the relationship of the external auditors with the Corporation and the external auditors shall report directly, and be accountable, to the Committee.

The role of the Committee is one of supervision, stewardship and oversight.

Management is responsible for preparing the financial statements and financial reporting of the Corporation and for maintaining internal control and management of information. The external auditors are responsible for the audit or review of the financial statements and other services they provide.

The Committee shall have access to the Corporation’s independent qualified reserves evaluator(s), and to such information respecting the Corporation, as it considers to be necessary or advisable in order to perform its duties and responsibilities. The Committee provides for a means of direct communication for the Board, with the independent qualified reserves evaluator(s). The Committee should have a clear understanding with the independent qualified reserves evaluator(s) that the independent qualified reserves evaluator(s) must maintain an open and transparent relationship with the Committee and the Board, and that the ultimate accountability of the evaluator is to the Committee and the Board.

Committee members will be provided training and exposure to knowledge and information required to fulfill their responsibilities, as determined by the Committee.

SPECIFIC DUTIES

1.	Financial Statements and Financial Reporting

The Committee shall:

(a)	review with management and the external auditors, and recommend to the Board for approval, the annual financial statements of the Corporation, the reports of the external auditors thereon and related financial reporting, including Management’s Discussion and Analysis and press releases containing financial results prior to the public disclosure of such information;

(b)	review with management and the external auditors, and approve, the interim financial statements of the Corporation and related financial reporting, including Management’s Discussion and Analysis and press releases containing financial results prior to the public disclosure of such information;

(c)	review with management and recommend to the Board for approval, the Corporation’s Annual Information Form;

(d)	review with management and recommend to the Board for approval, any financial statements of the Corporation which have not previously been approved by the Board and which are to be included in a prospectus of the Corporation or any other document required to be filed or publicly disclosed pursuant to applicable legal and regulatory requirements;

(e)	consider and be satisfied that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements (other than disclosure referred to in clauses (a) and (b) above), and periodically assess the adequacy of such procedures;

(f)	review with management, the external auditors and, if necessary, legal counsel, any litigation, claim or contingency, including tax assessments, that could have a material effect upon the financial position of the Corporation, and the manner in which these matters may be, or have been, disclosed in the financial statements;

(g)	review the appropriateness of the accounting practices and policies of the Corporation and review any proposed changes thereto;

(h)	review and discuss any new or pending developments in accounting and reporting standards that may affect the Corporation; and

(i)	review accounting, tax and financial aspects of the operations of the Corporation as the Committee considers appropriate.

2.	Relationship with External Auditors

The Committee shall:

(a)	consider and make a recommendation to the Board as to the appointment or re-appointment of the external auditors, ensuring that such auditors are participants in good standing pursuant to applicable securities laws;

(b)	review and approve the compensation of the external auditors;

(c)	review and approve the annual audit plan of the external auditors (including without limitation, engagement letters, objectives and scope of the external audit, procedures for quarterly review of financial statements, materiality limits, areas of audit risk, staffing, timetables and proposed fees);

(d)	oversee the work of the external auditors in performing their audit or review services and oversee the resolution of any disagreements between management and the external auditors;

(e)	review and discuss with the external auditors all significant relationships that the external auditors and their affiliates have with the Corporation and its affiliates in order to determine the external auditors’ independence, including, without limitation, (i) requesting, receiving and reviewing, on a periodic basis, a formal written statement from the external auditors delineating all relationships that may reasonably be thought to bear on the independence of the external auditors with respect to the Corporation, (ii) discussing with the external auditors any disclosed relationships or services that the external auditors believe may affect the objectivity and independence of the external auditors, and (iii) recommending that the Board take appropriate action in response to the external auditors’ report to satisfy itself of the external auditors’ independence;

(f)	as may be required by applicable securities laws, rules and guidelines, either:

(i)	pre-approve all non-audit services to be provided by the external auditors to the Corporation (or its subsidiaries, if any), or, in the case of de minimus non-audit services, approve such non-audit services prior to the completion of the audit; or

(ii)	adopt specific policies and procedures for the engagement of the external auditors for the purpose of the provision of non-audit services;

(g)	be satisfied that the fees paid by the Corporation to the external auditors for audit and non-audit services are publicly disclosed; and

(h)	review and approve the hiring policies of the Corporation regarding partners, former partners, employees and former employees of the present and former external auditors of the Corporation.

3.	Internal Controls

The Committee shall:

(a)	review with management and the external auditors, the adequacy and effectiveness of the internal control and management information systems and procedures of the Corporation (with particular attention given to accounting, financial statements and financial reporting matters and to being satisfied that such systems are reliable and that they operate effectively to produce accurate, appropriate and timely management and financial information) and determine whether the Corporation is in compliance with applicable legal and regulatory requirements and with the Corporation’s policies;

(b)	review the external auditors’ recommendations regarding any matters, including internal control and management information systems and procedures, and management’s responses thereto;

(c)	establish procedures for the receipt, retention and treatment of complaints, submissions and concerns regarding accounting, internal accounting controls or auditing matters on an anonymous and confidential basis;

(d)	review policies and practices concerning the expenses and perquisites of the Chairman, including the use of the assets of the Corporation;

(e)	review with external auditors any corporate transactions in which directors or officers of the Corporation have a personal interest;

(f)	review material litigation and its impact on financial reporting; and

(g)	review policies and procedures for the review and approval of officers’ expenses and perquisites.

4.	Reserves and Resources

The Committee shall:

(a)	review at least annually, the Corporation’s procedures relating to disclosure of information with respect to the oil and gas activities of the Corporation, including its procedures for complying with the disclosure requirements and restrictions of National Instrument 51-101;

(b)	review annually the qualifications and independence of the independent qualified reserves evaluator(s) to be appointed or re-appointed by the Board and in the case of any proposed change in the independent qualified reserves evaluator(s), determine the reasons for the proposed change and whether there have been any disputes between the appointed qualified reserves evaluator and management of the Corporation;

(c)	review at least annually, the Corporation’s procedures for providing information to the independent qualified reserves evaluator(s) for the purposes of its report on reserves data of the Corporation under National Instrument 51-101, if any, or report on other resource data;

(d)	before approving the filing of reserves or resources data of the Corporation and the report of the independent qualified reserves evaluator(s) thereon, if any, with the applicable regulatory authorities, meet with management and each of the independent qualified reserves evaluator(s) to:

(i)	determine whether any restrictions affect the ability of the independent qualified reserves evaluator(s) to report on the reserves or resources data of the Corporation without reservation; and

(ii)	review the reserves or resources data and the report of the independent qualified reserves evaluator(s) thereon;

(e)	review the content and filing of (i) the Corporation’s Statement of Reserves Data and Other Information, (ii) any Report of Independent Qualified Reserves Evaluator(s), and (iii) the Report of Management and Directors as contemplated by National Instrument 51 101 and make a recommendation to the Board as to whether to approve the content and filing of the information referenced in (i), (ii) and (iii) above;

(f)	review any public disclosure or regulatory filings with respect to any reserves or resources evaluation and oil and gas activities and the compliance thereof with applicable regulatory requirements, and if appropriate make recommendations to the Board as to their approval for the release or filing thereof; and

(g)	co-ordinate meetings with the Corporation’s senior reserve personnel, the independent qualified reserves evaluator(s) and the auditors as required to address matters of mutual interest or concern in respect of the Corporation’s evaluation of oil and natural gas reserves and resources.

5.	At least annually, review and make recommendations to the Governance Committee with respect to these Terms of Reference.

6.	Perform any other activities consistent with this mandate and, generally, governing laws as the Committee or the Board deems necessary or appropriate.

SCHEDULE “B”

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